VERTEX ENERGY, INC. 8-K

Exhibit 99.1

VERTEX ENERGY, INC. COMPLETES PRIVATE PLACEMENT OF CONVERTIBLE PREFERRED STOCK AND WARRANTS

Net Proceeds Will Be Used as Working Capital, Pay Down Debt

HOUSTON, TX – May 13, 2016 – Vertex Energy, Inc. (“Vertex Energy” or “the Company”) (NASDAQ: VTNR), today announced that it has closed the transactions contemplated by its previously announced Unit Purchase Agreement pursuant to which the Company sold in a private placement to accredited investors units consisting of (i) convertible preferred stock in an aggregate principal amount of $19.3 million (the “Preferred Stock”), and (ii) warrants for the purchase of 3.1 million shares of the Company’s common stock (the “Warrants”). A total of $18.6 million of the securities sold in the offering came from investors who participated in the Company’s prior June 2015 offering of Series B Preferred Stock and warrants. A total of 60% of the funds received from such investors were used to immediately repurchase such investors’ Series B Preferred Stock. As such, upon closing of the offering, the Company received a net of $7.5 million after the repurchase of the Series B Preferred Stock shares described above and the payment of placement agent fees and expenses, of which $800,000 will be used to pay amounts owed to the Company’s senior lender (due at the end of June 2016) and the remaining proceeds will be used for working capital purposes and potential acquisitions.

Benjamin P. Cowart, CEO of Vertex Energy, said, “We are encouraged by the vote of confidence shown in our management, our business, and our future in connection with the offering. Participants in the transaction include investors who were part of our June 2015 capital raise. Through this funding, we have taken another step to strengthen our balance sheet and reduce our outstanding debt.”

Mr. Cowart added, “In addition to working capital needs, we will use some of the proceeds from this transaction to reduce our debt owed to Goldman Sachs, bringing that particular debt owed to less than $6 million. We are committed to improving our balance sheet long-term.”

The Preferred Stock accrue dividends at a rate of 6% per annum (increasing to 9% per annum in the event certain adjusted EBITDA targets are not met by the Company after closing) and are convertible into shares of common stock at a conversion price of $1.56 per share. The Preferred Stock matures on June 24, 2020 (5 years from the date of issuance of the Series B Preferred Stock). The Warrants have a term of five and a half years, are non-exercisable until 185 days post-closing, and have an exercise price of $1.53 per share.

The Company is required to file a registration statement with the SEC for the common stock issuable upon conversion of the Preferred Stock and underlying the Warrants within 30 days after closing the transaction. The full description of the offering, Preferred Stock and Warrants can be reviewed in documents attached to the Company’s Current Reports on Form 8-K filed with the SEC on May 10, 2016 and concurrently with this release.

The Preferred Stock and Warrants were offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Preferred Stock, the Warrants and the common stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

Craig-Hallum Capital Group LLC acted as exclusive placement agent for the transaction.

ABOUT VERTEX ENERGY, INC.

Vertex Energy, Inc. (VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex Energy purchases these streams from an established network of local and regional collectors and generators. Vertex Energy also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex Energy sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex Energy manages takes place at its facilities in Houston (TX), Marrero (LA) and Columbus (OH). Based in Houston, Texas, Vertex Energy also has offices in Chicago and Georgia. More information on Vertex Energy can be found at www.vertexenergy.com.

Forward Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Vertex Energy’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, including those relating to the offering, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

Contact:

Vertex Energy, Inc.

Marlon Nurse, DM

Senior VP – Investor Relations

212-564-4700